Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333‑212149 and 333-271873 on Form S-3 and Registration Statement Nos. 333-187963, 333‑212150, 333‑212159, 333-233627, and 333-272900 on Form S‑8 of our reports dated February 23, 2024, relating to the financial statements of NV5 Global, Inc. and the effectiveness of NV5 Global, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 30, 2023.

/s/ Deloitte & Touche LLP

Miami, Florida
February 23, 2024